Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 6, 2016

REGISTRATION FILE NOS. 333-207127 and 333-207127-01

Joint Leads: JPM (struc), Citi, HSBC, NAB, SG

Co-Managers: Macquarie Capital

CL	AMT($MM)	WAL	M/F	WIN	BENCH	PX	%	COUPON	$
A-1	100.00	0.36	P-1/F1+	1-8	Yld%	0.77%			100.00000
A-2a	175.00	1.33	Aaa/AAA	8-25	EDSF	+45	1.463%	1.45	99.98872
A-3a	140.00	2.71	Aaa/AAA	25-42	IS	+60	1.724%	1.71	99.97924
A-4a	85.00	3.94	Aaa/AAA	42-42	IS	+85	2.060%	2.05	99.99540

Ticker:	SMART 2016-2US	Registration:	SEC Registered
Expected Ratings:	Moody’s, Fitch	ERISA Eligible:	Yes
Pxg Speed:	100% Prepay Ramp (2.67%-20.00% CPR Straight Line)
Min Denoms:	$1K x $1K	Expected Pxg:	PXD
Bill & Deliver:	J.P. Morgan	Expected Settle:	10/14/16
First Pay:	11/14/16
CUSIPS:	A-1: 83191GAA7
A-2a: 83191GAB5
A-2b: 83191GAC3
A-3a: 83191GAD1
A-3b: 83191GAE9
A-4a: 83191GAF6
A-4b: 83191GAG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.